Exhibit 10.11

CONFIDENTIAL

***Text Omitted and Filed Separately with the Securities and Exchange Commission.

Confidential Treatment Requested under 17 C.F.R. Sections 200.80(b)(4) and 230.406

DATED 28 January 2015

(1)                                 IMMUNOCORE LIMITED

(2)                                 ADAPTIMMUNE LIMITED

DEED FOR TRANSITIONAL SERVICES

Penningtons Manches LLP

9400 Garsington Road

Oxford Business Park

Oxford

OX4 2HN

Tel: +44 (0)1865 722106

Fax: +44 (0)1865 201012

www.penningtonsmanches.com

THIS DEED is dated 28 January 2015

and is made BETWEEN:

(1)                                 IMMUNOCORE LIMITED a company incorporated and registered in England and Wales under company number 6456207 whose registered office is at 91 Milton Park, Abingdon, Oxfordshire, OX14 4RY (“Immunocore”); and

(2)                                 ADAPTIMMUNE LIMITED a company incorporated and registered in England and Wales under company number 6456741 whose registered office is at 91 Milton Park, Abingdon, Oxfordshire, OX14 4RY (“Adaptimmune”).

BACKGROUND:

(A)                               Immunocore is engaged in developing and commercialising products containing soluble T-Cell receptors;

(B)                               Adaptimmune is engaged in developing and commercialising products that are transfected with genes encoding T-Cell receptors;

(C)                               The parties have historically shared certain resources and wish to provide for any sharing of resources going forward until both parties are completely independent of the other party.

OPERATIVE PROVISIONS:

1.                                      DEFINITIONS AND INTERPRETATION

1.1                               In this Deed the following words and expressions shall bear the meanings ascribed to them below:

“Business Day”	a day other than a Saturday, Sunday or public holiday when clearing banks in London are open for the transaction of non-automated banking business;

“Confidential Information”

(a)                                 all commercial, technical, financial and other information of whatever nature and in whatever form (whether written, oral, visual, recorded, graphical, electronic or otherwise) relating to the business, technology or other affairs of the relevant party; and

(b)                                 any systems, ideas, concepts, know-how, techniques, drawings, specifications, blueprints, tracings, diagrams, models, functions, designs and capabilities (including computer software, data and hardware used in conjunction with such software, business procedures, manufacturing processes or other information embodied in drawings or specifications) and any other intellectual property of the relevant party;

“Consultancy Period”	the period during which the Consultancy Services are provided by Immunocore to Adaptimmune pursuant to clause 2;

“Consultancy Services”	scientific advisory services designed to assist the Adaptimmune Board to determine Adaptimmune’s scientific strategy and to assist Adaptimmune’s technical staff to solve scientific problems;

“CSO”	Immunocore’s Chief Scientific Officer from time to time during the term of this Deed;

“Effective Date”	28 January 2015;

“Employment Costs”	in respect of an employee the aggregate of his gross salary, the cost of any benefits to which he is contractually entitled and employer’s National Insurance Contributions payable in respect thereof;

“Engagement”	the engagement of Immunocore by Adaptimmune to provide the Consultancy Services on the terms of this Deed;

“Facility Personnel “

Personnel employed by (a) Immunocore and which perform any services for Adaptimmune under this Deed; and (b) Adaptimmune and which perform any services for Immunocore under this Deed but in each case excluding any individuals engaged in Consultancy Services. As at the Effective Date such Facility Personnel are those identified in Schedule 1 which shall be amended from time to time to reflect changes in the individuals performing services for each party under this Deed. For clarity, Facility Personnel shall not include the CSO;

“Force Majeure Event”

any cause affecting the performance by a party of its obligations under this Deed arising from acts, events, omissions or non-events beyond its reasonable control, including:

(a)                                 acts of God, including fire, flood, earthquake, windstorm or other natural disaster;

(b)                                 war, threat of or preparation for war, armed conflict, imposition of sanctions, embargo, breaking off of diplomatic relations or similar actions;

(c)                                  acts of terrorism;

(d)                                 adverse weather conditions; or

(e)                                  fire, explosion or accidental damage;

“FTE Rate”	means a rate per individual regardless of seniority and as specified in Schedule 1;

“General Management Charge”	shall have the meaning given in clause 8.2

“IT Services”	the facilities and services provided by Immunocore to Adaptimmune pursuant to clause 6.2;

“Other Personnel Charge”	shall have the meaning given in clause 8.2;

“Previous Agreement”	Means the Facilities and Services Agreement between the parties dated 31 July 2014;

“Third Party”	any person, company or other entity other than Adaptimmune, Immunocore or any Affiliate of Adaptimmune or Immunocore;

“Works”

all records, reports, documents, papers, drawings, designs, transparencies, photos, graphics, logos, typographical arrangements, software programs, inventions, ideas, discoveries, developments, improvements or innovations and all materials embodying them in whatever form, including but not limited to hard copy and electronic form, prepared by the CSO in connection with the provision of the Consultancy Services.

1.2                               The headings in this Deed are inserted for convenience only and shall not affect its construction.

1.3                               A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4                               Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5                               Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6                               The schedules to this Deed form part of (and are incorporated into) this Deed.

2.                                      CONSULTANCY SERVICES

2.1                               Immunocore shall, (subject to the termination provisions of clause 2.2 and to clauses 3.2 and 3.5), make available to Adaptimmune its CSO to provide the Consultancy Services on the terms set out in clauses 2 and 3 of this Deed.

2.2                               The Engagement shall be deemed to have commenced on the Effective Date and shall continue unless and until terminated:

2.2.1                                             as provided by the terms of this Deed; or

2.2.2                                             by Adaptimmune giving to Immunocore not less than one month’s prior written notice; and

2.2.3                                             by Immunocore giving to Adaptimmune by not less than six months’ notice.

2.3                               For clarity, nothing in this Deed shall amend any service agreement between the CSO and Immunocore or the CSO and Adaptimmune, the terms of which service agreements shall remain in full force and effect.

3.                                      DUTIES AND OBLIGATIONS

3.1                               During the Engagement Immunocore shall, and (where appropriate) shall procure that its CSO shall:

3.1.1                                             provide the Consultancy Services with all due care, skill and ability;

3.1.2                                             unless the CSO is prevented by ill health or accident or is taking holiday to which he is contractually entitled under his/her service agreement with Immunocore, devote at least 37 hours in each calendar month to the carrying out of the Consultancy Services together with such additional time, if any, as may be necessary for their proper performance provided that the CSO shall not be required to spend more than 25 per cent of the time which he is required to commit to Immunocore’s business under his service agreement with Immunocore on the provision of the Consultancy Services to Adaptimmune; and

3.1.3                                             promptly give to the Adaptimmune Board all such information and reports as it may reasonably require in connection with matters relating to the provision of the Consultancy Services or Adaptimmune’s business.

3.2                               If the CSO is unable to provide the Consultancy Services due to illness, injury or holiday, Immunocore shall advise Adaptimmune of that fact as soon as reasonably practicable.

3.3                               Unless it or he has been specifically authorised to do so by Adaptimmune in writing:

3.3.1                                             neither Immunocore nor its CSO shall have any authority to incur any expenditure in the name of or for the account of Adaptimmune; and

3.3.2                                             Immunocore shall not, and shall procure that its CSO shall not, hold itself or himself out as having authority to bind Adaptimmune.

3.4                               Immunocore shall, and shall procure that its CSO, comply with all reasonable standards of safety and comply with Adaptimmune’s health and safety procedures from time to time in force at the premises where the Consultancy Services are provided and report to Adaptimmune any unsafe working conditions or practices.

3.5                               Adaptimmune shall not require the Immunocore CSO to do anything that would constitute a breach of his service agreement with Immunocore.

4.                                      CONFIDENTIALITY

4.1                               Immunocore shall use its reasonable endeavours to procure that the Immunocore CSO shall not:

4.1.1                                             (except in the proper course of the provision of the Consultancy Services, as required by law or as authorised by Adaptimmune) during the Consultancy Period or after its termination (howsoever arising) use or communicate to any person, company or other organisation whatsoever (and shall use his best endeavours to prevent the use or communication of) any Confidential Information of Adaptimmune that he creates, develops, receives or obtains during the Consultancy Period including the Works. This restriction does not apply to any information that is or comes in the public domain other than through the CSO’s unauthorised disclosure; or

4.1.2                                             make (other than for the benefit of Adaptimmune) any record (whether on paper, computer memory, disc or otherwise) containing Confidential Information of Adaptimmune or use such records (or allow them to be used) other than for the benefit of Adaptimmune. Any part of such records (and any copies of such parts) containing Adaptimmune Confidential Information shall be the property of Adaptimmune and shall be handed over to Adaptimmune’s Chief Operating Officer by the CSO on the termination of the Engagement or at the request of Adaptimmune at any time during the Consultancy Period.

4.2                              Nothing in this Deed shall prevent the CSO from disclosing information which he is entitled to disclose under the Public Interest Disclosure Act 1998, provided that the disclosure is made in accordance with the provisions of that Act and Adaptimmune is notified of such disclosure requirement and the disclosure made as soon as practically possible.

4.3                               Immunocore shall:

4.3.1                                             keep any Confidential Information of Adaptimmune secret;

4.3.2                                             not use or directly or indirectly disclose any such Confidential Information (or allow it to be used or disclosed), in whole or in part, to any person without the prior written consent of Adaptimmune;

4.3.3                                             ensure that no person gets access to such Confidential Information from it, its officers, employees or agents unless authorised to do so by Adaptimmune; and

4.3.4                                             inform Adaptimmune immediately on becoming aware, or suspecting, that an unauthorised person has become aware of such Confidential Information.

4.4                               Adaptimmune shall:

4.4.1                                             keep any Confidential Information of Immunocore secret;

4.4.2                                             not use or directly or indirectly disclose any such Confidential Information (or allow it to be used or disclosed), in whole or in part, to any person without the prior written consent of Immunocore;

4.4.3                                             ensure that no person gets access to such Confidential Information from it, its officers, employees or agents unless authorised to do so by Immunocore; and

4.4.4                                             inform Immunocore immediately on becoming aware, or suspecting, that an unauthorised person has become aware of such Confidential Information.

4.5                               The duty of non-disclosure set out in clauses 4.3 and 4.4 shall not apply to any Confidential Information which (a) is or becomes publicly known without the faulty of any party; or (b) is obtained from a third party in circumstances where the party receiving from such third party has no reason to believe that there has been a breach of an obligation of confidentiality; or (c) is approved for release in writing by an authorised representative of the other party.

4.6                               Adaptimmune and Immunocore may disclose the Confidential Information of the other party where required to do so in order to comply with any court order or regulatory requirement or other statutory obligation. Any disclosure shall be subject, where possible, to prior notification to the other party and co-operation with the other party to obtain any protective order, obligation of confidence or other protective measure as might be reasonably obtained by the party owning the Confidential Information required to be disclosed and in relation to such Confidential Information. Any disclosure under this clause 4.6 shall only be made to the extent required by the relevant regulatory requirement, statutory obligation or court order.

5.                                      INTELLECTUAL PROPERTY RIGHTS

5.1                               Any Intellectual Property Rights created or reduced to practice by the CSO solely in the performance of the Consultancy Services for Adaptimmune shall be owned by Adaptimmune. Immunocore hereby assigns and agrees to assign such Intellectual Property Rights to Adaptimmune. Such Intellectual Property Rights shall be deemed confidential information of Adaptimmune and shall be maintained as confidential by Immunocore in accordance with clause 4.3.

5.2                               Immunocore agrees at its cost and expense to execute or to procure the execution of any further document or confirmatory assignment which may be reasonably required to affect ownership in accordance with clause 5.1. Immunocore hereby irrevocably appoints Adaptimmune to be its attorney in its name and on its behalf to execute documents, use a party’s name and do all things which are necessary or desirable for Adaptimmune to obtain for itself or its nominee the full benefit of clause 5.1.

5.3                               Immunocore shall not intentionally infringe or misappropriate any Third Party intellectual property rights in providing the Consultancy Services.

5.4                               Immunocore shall procure that all employment agreements with individuals performing the Consultancy Services permit ownership of Intellectual Property Rights created, generated or reduced to practice during the performance of Consultancy Services by such individuals in accordance with this clause 5.

6.                                      IT SUPPORT AND FACILITIES

6.1                               Adaptimmune currently uses part of Immunocore’s IT infrastructure and also receives IT support from Immunocore’s IT support staff.  Adaptimmune intends to have its own standalone IT infrastructure in place within 9 months of the Effective Date but wishes to continue to use Immunocore’s IT infrastructure until that date and to receive IT support from Immunocore’s IT support staff both before and after that date.  Once Adaptimmune has in place its own standalone IT infrastructure it shall notify Immunocore and Immunocore’s obligations under this clause 6 shall cease to apply.

6.2                               Immunocore hereby agrees until the provision of the IT Services is terminated by Adaptimmune pursuant to clause 12.3.1:-

6.2.1                                             to allow Adaptimmune the same level of use and access to Immunocore’s IT infrastructure and systems as it currently enjoys; and

6.2.2                                             to provide the services of its IT support staff to support Adaptimmune’s use of the Immunocore IT infrastructure.

6.3                               Immunocore shall procure that the same standard of service is provided to Adaptimmune pursuant to clause 6.2 as that which Immunocore enjoys in respect of its own business.

6.4                               Adaptimmune shall own all data relating to its business (“Data”) which is held by Immunocore’s IT system.

6.5                               Immunocore agrees:-

6.5.1                                             only to deal with the Data to the extent absolutely necessary for it to provide Adaptimmune with the IT Services and comply with any other relevant obligations under and in accordance with this clause (“Permitted Use”);

6.5.2                                             not to use the Data, nor allow it to be used, other than for the Permitted Use.

6.6                               Immunocore acknowledges that for the purposes of the Data Protection Act 1998 (“DPA”), Adaptimmune is the Data Controller in relation to any Personal Data stored on Immunocore’s IT infrastructure. Immunocore agrees that:

6.6.1                                             it shall only Process Adaptimmune’s Personal Data in accordance with Adaptimmune’s instructions and on Adaptimmune’s behalf and shall not Process such Personal Data for any other purpose;

6.6.2                                             in Processing Adaptimmune’s Personal Data it will at all times comply with the principles set out under the DPA and Process such Personal Data in accordance with the requirements of the DPA;

6.6.3                                             it will comply with any instructions from Adaptimmune to process, delete, transfer or amend Personal Data promptly;

6.6.4                                             it will pass on any complaints, notices or communications which relate directly to Adaptimmune’s Personal Data an co-operate with Adaptimmune in order to address such complaint, notice of communication; and

6.6.5                                             it will not transfer any Adaptimmune Personal Data outside the European Economic Area without the prior written consent of Adaptimmune;

In this clause 6.6, the terms “Personal Data”, “Processing”, “Process” and “Data Controller” shall have the same meanings as set out in the DPA.

6.7                               During the term of the IT Services (and any extension subsequently agreed to), Adaptimmune may access the Data on Immunocore’s IT system (but not any other data or systems) and on each occasion when access is required Adaptimmune will comply with Immunocore’s reasonable security requirements.

6.8                               Immunocore agrees that to the extent reasonably possible any changes or modification to its IT system shall not:

6.8.1                                             cause a degradation of the IT Services (including in terms of functionality and compatibility);

6.8.2                                             result in any material failure to comply with the relevant service levels;

6.8.3                                             adversely affect Adaptimmune’s use and access to such IT system in a material fashion; or

6.8.4                                             require Adaptimmune to incur any significant additional costs or charges.

6.9                               If a system breakdown or service interruption adversely affects or may adversely affect the ability of Immunocore to provide the IT Services, Immunocore shall, as soon as practicable, notify Adaptimmune and take all steps reasonably necessary to restore its IT system as soon as reasonably possible so that the IT Services will be provided in accordance with the service level currently enjoyed by Adaptimmune.

6.10                        Immunocore shall give Adaptimmune all reasonable assistance in migrating the Data and information to Adaptimmune’s IT system, as notified by Adaptimmune to Immunocore, (including data access, conversion and copies) in an agreed format compatible/acceptable for upload into Adaptimmune’s IT system.  Immunocore will use all commercially reasonable endeavours to ensure that the data and media on which it is contained is free from viruses and other performance impediments.

6.11                        Immunocore warrants that:

6.11.1                                      it has all necessary consents, licences and authorities to provide the IT Services and perform its obligations in accordance with this clause; and

6.11.2                                      it will perform its obligations under this clause 6 in a timely manner and with reasonable skill and care.

6.12                        Adaptimmune shall comply with Immunocore’s policies (as amended from time to time) relating to use of all IT systems in relation to which the IT Services are being provided, provided they are reasonable and do not unduly hamper or delay access to Immunocore’s IT system or affect the provision of the IT Services to Adaptimmune.

7.                                      OTHER HUMAN RESOURCES

7.1                               Immunocore and Adaptimmune shall provide the services of Facility Personnel to each other as they may reasonably require (excluding performance of Consultancy Services by such individuals). Each party shall procure that its employed Facility Personnel provide the relevant services using all due care, skill and ability and that such Facility Personnel shall comply with all reasonable standards of safety and other party’s health and safety procedures as may be reasonably applicable to the performance of the services by the relevant Facility Personnel and the Confidentiality provisions of this Deed.

7.2                               If one company shall require the services of any additional employee of either party which is not designated as Facility Personnel then addition of such employee to Schedule 1 shall be agreed between the parties. Neither party shall be unreasonably able to withhold consent of such a change to Schedule 1. On amendment of Schedule 1, such employee shall be designated as Facility Personnel under this Deed.

8.                                      PAYMENT TERMS, EXPENSES AND VAT

Premises Related Costs

8.1                               During the term of this Deed, the parties may from time to time occupy or utilise premises owned or leased by the other party. Such occupation will, subject to any explicit agreement to the contrary, be by way of licence. Any costs relating to either party’s occupation and utilisation of premises leased or owned by the other party shall be apportioned between the parties in accordance with the respective occupation and utilisation by the relevant party. Costs will include rent, rates, utilities, any fit-out costs and any charge for associated property and facilities management services together with a profit element not to exceed 10% of the rent receivable (such charge to be agreed in advance by the Boards of Immunocore and Adaptimmune in writing) and will be adjusted to reflect any changes in ownership or leasing of premises or of any occupation of premises by either party. Schedule 1 reflects the apportionment of costs as at the Effective Date and the basis for such calculation (referred to as Facilities Costs in Schedule 1).

General Management and Other Personnel Charges

8.2                               The cost of provision of Facility Personnel, the Consultancy Services and any other expenses associated with the provision of services by one party to another party under this Deed and save as provided in clause 8.1 above, shall be payable through a General Management Charge and Other Personnel Charges. The General Management Charge and the Other Personnel Charges shall reflect the utilisation of employees on an Employment Cost basis and calculations shall be made in accordance with Schedule 1.

8.3                               The principles set out in Schedule 1 shall continue to apply to calculation of cross-charging under this Deed unless otherwise mutually agreed between the parties under this Deed.

General payment provisions

8.4                               Schedule 1 sets out the relevant cost position between the parties both before and as at the Effective Date of this Deed. Schedule 1 shall be updated by the financial controllers (or equivalent individual) of both parties on a monthly basis. Any changes to the principles used in calculating the costs set out in Schedule 1 shall be mutually agreed between the parties and in each case shall reflect a fair proportion of the Employment Cost or other expenses incurred by the relevant party in providing services to the other party under this Deed.

8.5                               All sums expressed to be payable under this Deed are exclusive of VAT.

8.6                               Each party shall deliver to the other at the end of each month a VAT invoice in respect of the services provided by it to that other party during that month and as provided for in Schedule 1 (as amended from time to time) or otherwise required under this Deed.

8.7                               Each party receiving an invoice pursuant to clause 8.6 shall settle such invoice within 30 Business Days of receipt.

9.                                      PREVIOUS AGREEMENT

9.1                               The parties agree that this Deed amends and supersedes the Previous Agreement in relation to the subject matter of this Deed and where there is any conflict between this Deed and such previous agreement this Deed shall prevail.

9.2                               Notwithstanding the provisions of clause 9.1, Adaptimmune shall remain liable to pay to Immunocore any sums which became due or owing to Immunocore under the Previous Agreement prior to the Effective Date.

10.                               LIABILITY

10.1                        This clause 10 sets out the entire financial liability of the parties (including any liability for the acts or omissions of their respective employees, agents, and sub-contractors) to each other in respect of any:

10.1.1                                      breach of this Deed;

10.1.2                                      use made by a party of any facilities or services provided by the other; and

10.1.3                                      representation, statement or tortious act or omission (including negligence) arising under, or in connection with, this Deed.

10.2                        Except as set out in this Deed, all warranties, conditions and other terms implied by statute or common law are, to the fullest extent permitted by law, excluded from this Deed.

10.3                        Nothing in this Deed shall limit or exclude the liability of either party for:-

10.3.1                                      death or personal injury resulting from negligence or fraud;

10.3.2                                      fraudulent misrepresentation; or

10.3.3                                      breach of any obligation in this Deed relating to intellectual property rights or confidentiality.

10.4                        Subject to the provisions of clause 10.3 and clause 10.5 the total liability of one party to the other arising under or in connection with this Deed whether in contract, tort for negligence or breach of statutory duty, misrepresentation or otherwise, shall not exceed £5 million.

10.5                        Subject to clause 10.3, neither party shall be liable to the other (whether in contract, tort, negligence or otherwise) for any indirect or consequential loss or damage, costs of expenses whatsoever, and howsoever arising out of or in connection with this Deed.

11.                               INSURANCE

11.1                        Each party shall:

11.1.1                                      obtain and maintain policies of insurance with a reputable insurance company in respect of its liabilities and obligations under this Deed; and

11.1.2                                      upon request, provide the other with a copy of the insurance certificates and policies within 10 Business Days of receipt of such request.

11.2                        If a party fails to obtain and maintain insurance in accordance with clause 11.1, the other party may, in its sole discretion either:

11.2.1                                      obtain the appropriate insurance itself; or

11.2.2                                      terminate this Deed in accordance with clause 12.

12.                               TERMINATION

12.1                        This Deed may be terminated by either party with immediate effect on giving written notice to the other party if:

12.1.1                                      the other party fails to pay any undisputed amount due under this Deed on the due date for payment and remains in default not less than 15 Business Days after being notified in writing to make such payment; or

12.1.2                                      the other party commits a material breach of a material term of this Deed and (if such breach is remediable) fails to remedy that breach within a period of 90 Business Days after receipt of notice in writing requiring it to do so; or

12.1.3                                      the other party commits a series of persistent minor breaches which, when taken together, amount to a material breach; or

12.1.4                                      the other party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts or is deemed unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986; or

12.1.5                                      the other party commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors; or

12.1.6                                      a petition is filed, a notice is given, a resolution is passed, or an order is made, for or in connection with the winding up of the other party (other than for the sole purpose of a scheme for a solvent amalgamation of that other party with one or more other companies or the solvent reconstruction of the other party); or

12.1.7                                      any liquidator, trustee in bankruptcy, receiver, administrative receiver, administrator or similar officer is appointed over or in respect of the other party or any part of its business or assets; or

12.1.8                                      a creditor or encumbrancer of the other party attaches or takes possession of, or a distress, execution, sequestration or other such process is levied or enforced on or sued against, the whole or any part of the other party’s assets and such attachment or process is not discharged within 90 Business Days;

12.1.9                                      the other party ceases, or threatens to cease, to carry on all or substantially the whole of its business; or

12.1.10                               the other party fails to obtain or maintain the insurance referred to in clause 11.

12.2                        Termination under clause 12.1 shall be without prejudice to any rights, remedies or obligations which have accrued as at termination, and subject to the provisions of clause 12.3, on termination, neither party shall have any obligation to the other under this Deed.

12.3                        Adaptimmune shall be entitled to terminate:-

12.3.1                                      the provision by Immunocore of the IT Services; or

12.3.2                                      the provision by Immunocore of the services of any of its employees pursuant to clause 7,

at any time by not less than three months’ notice in writing to Immunocore.

12.4                        Immunocore shall be entitled to terminate the provision of the Radiological Protection Officer by not less than one month’s notice in writing to Adaptimmune.

12.5                        Adaptimmune shall be entitled to terminate this Deed at any time by not less than six months’ notice in writing to Immunocore.

12.6                        Immunocore shall be entitled to terminate this Deed by not less than six months’ notice in writing to Adaptimmune expiring on or at any time after the day preceding the second anniversary of the Effective Date.

12.7                        For clarity, termination under this clause 12 by either party can be with respect to provision of Consultancy Services, IT Services and Facilities Personnel separately or the entire Deed.

12.8                        On termination of this Deed (however arising), the following clauses shall continue in full force and effect [to be inserted once clauses finalised].

13.                               FORCE MAJEURE

13.1                        A party, provided that it has complied with clause 13.2, shall not be in breach of this Deed, nor liable for any failure or delay in performance of any obligations under this Deed arising from a Force Majeure Event.

13.2                        Any party that is subject to a Force Majeure Event shall not be in breach of this Deed provided that:

13.2.1                                      it promptly notifies the other party in writing of the nature and extent of the Force Majeure Event causing its failure or delay in performance; and

13.2.2                                      it has used reasonable endeavours to mitigate the effect of the Force Majeure Event to carry out its obligations under this Deed in any way that is reasonably practicable and to resume the performance of its obligations as reasonably possible.

13.3                        It the Force Majeure Event prevails for a continuous period in excess of three months, either party may terminate this Deed on 14 Business Days’ written notice. Termination under this clause 13.3 shall be without prejudice to the rights of the parties in respect of any breach of this Deed occurring before such termination.

14.                               CONFIDENTIALITY AND ANNOUNCEMENTS

Each party shall keep, and shall procure that its employees, agents and sub-contractors shall, keep secret and Confidential Information and any other information (whether or not technical) of a confidential nature which has been communicated to them by the other party either before the execution of, or as result of, this Deed, or of which its employees, agents or sub-contractors become aware when on the premises of the other party and shall not, and shall procure that its employees, agents and sub-contractors shall not, disclose the same (or any part of it) to any other person.

15.                               ASSIGNMENT

This Deed is personal to the parties and neither party shall, without the prior written consent of the other party assign, transfer, mortgage, charge or deal in any other manner with this Deed or any of its rights and obligations under or arising out of this Deed, or purport to do any of the same. Neither party shall sub-contract or delegate in any manner any or all of its obligations under this Deed to any third party or agent.

16.                               SEVERANCE

16.1                        If any provision of this Deed (or part of any provision) is found by any court or other authority of competent jurisdiction to be invalid, illegal or unenforceable, that provision or part-provision shall, to the extent required, be deemed not to form part of this Deed, and the validity and enforceability of the other provisions of this Deed shall not be affected.

16.2                        If a provision of this Deed (or part of any provision) is found illegal, invalid or unenforceable, the parties shall negotiate in good faith to amend such provision such that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the parties’ original commercial intention.

17.                               VARIATION AND WAIVER

17.1                        A variation of this Deed shall be in writing and signed by or on behalf of each party.

17.2                        Any waiver of any right under this Deed is only effective if it is in writing and signed by the waiving or consenting party and it applies only in the circumstances for which it is given and shall not prevent the party who has given the waiver or consent from subsequently relying on the provision it has waived.

17.3                        Failure to exercise, or any delay in exercising, any right or remedy provided under this Deed or by law shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy.

17.4                       No single or partial exercise of any right or remedy provided under this Deed or by law shall preclude or restrict the further exercise of that or any other right or remedy.

18.                               NOTICES

18.1                        A notice or other communication given to a party under or in connection with this Deed:

18.1.1                                      shall be in writing and in English;

18.1.2                                      shall be signed by or on behalf of the party giving it;

18.1.3                                      shall be sent to the party for the attention of the person at the address, or fax number specified in this clause (or to such other person or to such other address or fax number as that party may notify to the others, in accordance with the provisions of this clause 18); and

18.1.4                                      may be:

(a)                                 delivered personally; or

(b)                                 sent by commercial courier; or

(c)                                  sent by pre-paid first-class post or recorded delivery; or

(d)                                 sent by fax.

18.2                        The addresses for delivery of a notice or other communication are as follows:

18.2.1                                      Immunocore:

(a)                                 address: 91 Milton Park, Abingdon, Oxfordshire, OX14 4RY

(b)                                 for the attention of: the Chief Business Officer;

(c)                                  fax number:  01235 438601.

18.2.2                                      Adaptimmune:

(a)                                 address: 91 Milton Park, Abingdon, Oxfordshire, OX14 4RY

(b)                                 for the attention of: the Chief Operating Officer

(c)                                  fax number: 01235 430001.

18.3                        A notice is deemed to be received:

18.3.1                                      if delivered personally, at the time of delivery; or

18.3.2                                      if sent by commercial courier, on the date and at the time of signature of the courier’s delivery receipt; or

18.3.3                                      if sent by pre-paid first-class post or recorded delivery, 9.00 am on the Business Day after posting; or

18.3.4                                      if sent by fax, at the time of transmission.

18.4                        For the purposes of this clause 18:

18.4.1                                      all times are to be read as local time in the place of deemed receipt; and

18.4.2                                      if deemed receipt under this clause is not within business hours (meaning 9.00 am to 5.30 pm on a Business Day), the notice or other communication is deemed to have been received at the opening of business on the next Business Day in the place of receipt.

18.5                        To prove delivery, it is sufficient to prove that:

18.5.1                                      if sent by pre-paid first-class post, the envelope containing the notice or other communication was properly addressed and posted; or

18.5.2                                      if sent by fax, the notice was transmitted by fax to the fax number of the party.

18.6                        The provisions of this clause shall not apply to the service of any proceedings or other documents in any legal action.

18.7                        A notice required to be given under or in connection with this Deed shall not be validly given if sent by e-mail.

19.                               WHOLE AGREEMENT

19.1                        This Deed, and any documents referred to in it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

19.2                        Each party acknowledges that, in entering into this Deed, it has not relied on, and shall have no right or remedy in respect of, any statement, representation, assurance or warranty (whether made negligently or innocently) other than as expressly set out in this Deed, provided always that nothing in this clause shall limit or exclude any liability for fraud.

20.                               THIRD PARTY RIGHTS

No term of this Deed shall be enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Deed, but this does not affect any right or remedy of a third party which exists or is available apart from under that Act.

21.                               COUNTERPARTS

This Deed may be executed in any number of counterparts, each of which when executed and delivered constitutes an original of this Deed and which together have the same effect as if each party had signed the same document

22.                               GOVERNING LAW AND JURISDICTION

22.1                        This Deed and any dispute or claim arising out of or in connection with it or its subject matter (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

22.2                        The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Deed or its subject matter (including non-contractual disputes or claims).

[SIGNATURES ON NEXT PAGES]

THIS DEED has been delivered and entered into by the parties on the date stated at the beginning of it.

Executed as a deed by Adaptimmune Limited acting by James Noble a director and Margaret Henry, its secretary

/s/ James Noble

James Noble

Director

/s/ Margaret Henry

Margaret Henry

Secretary

Executed as a deed by Immunocore Limited acting by Eva-Lotta Allan, a director and Bent Jakobsen, a director

/s/ Eva-Lotta Allan

Eva-Lotta Allan

Director

/s/ Bent Jakobsen

Bent Jakobsen

Director

CONFIDENTIAL

SCHEDULE 1 — FEES PAYABLE BY PARTIES UNDER THIS DEED

Fees payable by Adaptimmune to Immunocore

Service	Basis of calculation

Other Personnel Charges

(a) Medical Monitoring	50% of Medical Director’s Employment Cost

Facilities Costs	Pro-rata costs of facilities including rent, rates and utilities

General Management (covering all other services in this Deed)	£*** per annum

Fees payable by Immunocore to Adaptimmune

Service	Basis of calculation

Other Personnel Charges

(a) Radiology Protection Officer	£*** per year

***Portions of this page have been omitted pursuant to a request for Confidential Treatment and filed separately with the Commission.